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                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of ________, 2000 (the "Effective Date"), is entered into by and between COMC, Inc., an Illinois corporation (the "Company") and ______________ (the "Purchaser").

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, Purchaser wishes to purchase from the Company, and the Company wishes to sell to Purchaser, an aggregate of _________ shares (the "Shares") of the Company's common stock ("Common Stock") according to the terms and conditions set forth herein.

         NOW, THEREFORE, for good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

         1. Purchase of Shares. On the basis of the representations, warranties, agreements and covenants herein contained, and subject to the terms and conditions herein set forth, Purchaser will purchase the Shares from the Company at a price equal to $1.00 per share, for an aggregate purchase price of $__________ (the "Purchase Price"). The Purchase Price shall be payable in full to the Company at the Closing (as defined below).

         2. Closing. The closing of the sale and purchase of the Shares hereunder (the "Closing") shall take place upon execution of this Agreement and satisfaction of the terms and conditions set forth herein at the offices of McCutchen Doyle Brown Enersen LLP, Three Embarcadero Center San Francisco, California 94111 (the "Closing Date").

         3. Representations and Warranties of the Company. The Company hereby represents and warrants to Purchaser as follows:

                  (a) The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Illinois. The Company has the requisite corporate power to own its properties and to conduct its business as now being conducted and as proposed to be conducted by it (as disclosed to Purchaser), and possesses all governmental and other permits, licenses and other authorizations to own its properties as now owned and to conduct its businesses as now conducted and as presently contemplated to be conducted, except where the failure to hold such permit or license would not have a material adverse effect.

                  (b) The Company has all requisite corporate power to enter into this Agreement. The Company has the corporate power to carry out and perform its obligations under the terms of (i) this Agreement; (ii) the Option Agreement by and between the Company and the Purchaser, a copy of which is attached hereto as Exhibit A; and (iii) the Registration Rights Agreement by and between the Company and the Purchaser, a copy of which is attached hereto as Exhibit B. The Option Agreement and the Registration Rights Agreement are referred to collectively herein as the "Related Agreements."

                  (c) The authorized capital stock of the Company immediately prior to the Closing shall consist of 40,000,000 shares of Common Stock, of which (A) 15,836,504 shares




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shall have been validly issued and shall be outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof,
(B) 3,564,987 shares shall have been duly reserved initially for issuance upon exercise of currently outstanding options of the Company, (C) 306,666 shares shall have been duly reserved initially for issuance upon exercise of currently outstanding warrants of the Company issued in connection with its July 1998 private placement; (D) 7,000,000 shares shall have been duly reserved initially for issuance upon conversion in the event of a payment default of outstanding indebtedness of the Company and (E) 240,000 shall have been dully reserved initially for issuance upon exercise of options pursuant to the 1999 COMC, INC., Stock Option Plan .

                  (d) All corporate action on the part of the Company and its directors and stockholders necessary to be taken on or prior to the Closing for the authorization, execution, delivery and performance by the Company of this Agreement and the Related Agreements and the consummation of the transactions contemplated herein and therein has been of will be taken on or prior to the Closing. There is no action which the Company has failed to take that would inhibit the transactions contemplated hereby from being consummated.

                  (e) This Agreement and the Related Agreements are valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors' rights generally and to general equitable principles. The execution, delivery and performance by the Company of this Agreement and the Related Agreements, and its compliance herewith and therewith and the sale and delivery by Company of the Shares will not result in any violation of and will not conflict with, or result in a breach of any of the terms of, or constitute a default under, the Charter or By-Laws, and will not result in any violation of and will not conflict with, or result in a material breach of any of the terms of, or constitute a material default under, any mortgage, indenture, agreement, instrument, judgment, decree, order, rule or regulation or other restriction to which the Company is a party or by which it is bound or any provision of state or Federal law to which the Company is subject, or result in the creation of any mortgage, pledge, lien, encumbrance or charge of any kind whatsoever upon any of the properties or assets of the Company pursuant to any such term or result in the suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable and material to the Company's operations or any of its assets or properties.

                  (f) The Shares, when sold by Company in compliance with the provisions of this Agreement, shall be validly issued, fully paid and nonassessable, and shall be free of any mortgage, pledge, lien, encumbrance or charge of any kind whatsoever.

         4. Representations and Warranties of Purchaser. Purchaser represents and warrants to the Company that:

                  (a) Purchaser understands that Shares have not been registered under the Act or any applicable state securities law, and may not be sold except pursuant to an effective registration statement under the Act, or pursuant to a duly available exemption from such registration requirements;

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                  (b) Purchaser is purchasing the Shares for his own account and not with a view to or for sale which would be in violation of the Act;

                  (c) In effecting the purchase of the Shares, Purchaser has not engaged in any activities which would necessitate registration of the Shares under the Act or any applicable state Securities laws;

                  (d) Purchaser is a sophisticated investor, and qualifies as an accredited investor under the Act, with such experience in financial and business matters that he is capable of evaluating the merits and risks of the purchase of the Shares and Purchaser has had access to, and has been furnished with all such information as he has considered necessary, including the Company's Annual Report on Form 10-K for the year ended December 31, 1998, and Purchaser has concluded that he is able to bear these risks;

                  (e) the Shares were not offered or sold to Purchaser by any form of general solicitation or general advertising,

                  (f) Purchaser acknowledges that if any transfer of the Shares is to be made in reliance on an exemption under the Act, the Company, as issuer of the Shares, may require an opinion of counsel satisfactory to it that Such transfer may be made pursuant to an exemption under the Act;

                  (g) in making any Subsequent offer or sale of the Shares, Purchaser will be acting for himself and not as part of a sale or planned distribution which would be in violation of the Act or any applicable state securities laws; and

                  (h) Purchaser acknowledges that for so long as appropriate, the legend concerning transfer of the Shares currently set forth on the Shares will remain on the Shares.

5. Conditions to Closing

                  (a) Conditions to the Obligations of Company. The obligations of Company under this Agreement to consummate the sale of the Shares are subject to the fulfillment at or prior to the Closing, Date of the following conditions:

                     (i) The representations and warranties of Purchaser set forth herein shall be true and correct as of the Closing Date.

                     (ii) Purchaser shall have duly performed and complied with all covenants, agreements and conditions required by this Agreement to be performed by or complied with by Purchaser, respectively, prior to or at the Closing Date.

                     (iii) All corporate proceedings of the Company to be taken or required to be taken in connection with the transactions contemplated hereby have been taken on or prior to the Closing, Date and all documents incident thereto shall be reasonably satisfactory in form and substance to Company.


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                  (b) Conditions to the obligations of Purchaser. The
obligations of Purchaser Under this Agreement to effect the transactions contemplated hereby are subject to the fulfillment at or prior to the Closing Date of the following conditions:

                     (i) The representations and warranties of the Company set forth herein shall be true and correct as of the Closing Date.

                     (ii) The Company shall have duly performed and complied with the covenants, agreements and conditions required by this Agreement to be performed by or complied with by it or him, respectively, prior to or on the Closing Date.

                     (iii) All corporate proceedings of the Company to be taken or required to be taken in connection with the transactions contemplated hereby have been taken on or prior to the Closing Date.

                     (iv) The Company shall have delivered, or cause to be delivered, to Purchaser a certificate or certificates representing the Shares to be sold by Company hereunder in negotiable form.

         6. Further Assurances. To the extent that applicable laws require the execution and delivery of additional agreements, documents or instruments or the taking of any other action in order to effectively transfer beneficial ownership of the Shares to Purchaser, each of the parties hereto agrees to execute and deliver all such agreements, documents or instruments and to take such action as soon as reasonably possible and to effectuate the intentions and purposes of this Agreement.

         7. Notices. Any notice or other communication under this Agreement shall be in writing and shall be considered given when received and shall be delivered personally, mailed by registered or certified mail, return receipt requested, or, to the extent available, sent by facsimile transmission to the parties at the addresses set forth below (or at such other address as a party may specify by notice to the other):

       If to the Company:    COMC, Inc.
                             2840 Howe Road, Suite D
                             Martinez, CA 94553-4000
                             Attention: Chief Financial Officer
                             Fax No.: (925) 335-4007


       with a copy to:       Scott C. Smith, Esq.
                             McCutchen Doyle Brown Enersen LLP
                             Three Embarcadero Center
                             San Francisco, California 94111
                             Fax No. (415) 393-2106

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       If to Purchaser:


       with a copy to:






         8. Assignment, Transferees. Purchaser may not assign his rights or obligations under this Agreement without the prior written consent of Company. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         9. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any provisions relating to conflicts of laws.

         10. Entire Agreement. This Agreement and the Related Agreements referred to herein, states the entire agreement between the parties with respect to the subject matter hereof and no provision hereof may be modified, waived or terminated orally, but only by a writing signed by the parties.

         11. Headings. The headings in this Agreement are inserted for convenience and reference only and are not to be used in construing or interpreting any of the provisions of this Agreement.

         12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above mentioned.


                                         COMC. INC.


                                         By:
                                            --------------------
                                         Name:  John J. Ackerman
                                         Title: Chairman


                                         PURCHASER:

                                         By:
                                            --------------------
                                         Name:



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